Exhibit 6.35

WOODY CREEK PROMISSORY NOTE

SECOND EXTENSION AGREEMENT

This SECOND PROMISSORY NOTE EXTENSION AGREEMENT (this “Agreement”) is made and entered into effective as of June 26, 2026 (the “Effective Date”) by and between Neptune REM, LLC Series Woody Creek, an individual series of Neptune REM, LLC, a Delaware series limited liability company (the “Borrower”), and Terra Mint Group Corp., a Wyoming corporation (the “Holder”). The Borrower and the Holder are each a “Party” and together the “Parties.”

WHEREAS, the Borrower issued to the Holder that certain Promissory Note dated March 20, 2023 in the original principal amount of $337,851.00 in consideration of the Borrower’s acquisition of the single-family home located at 16316 Saratoga Street, Omaha, Nebraska 68116 (the “Note”; capitalized terms used but not otherwise defined herein have the meanings given to them in the Note);

WHEREAS, the Parties entered into that certain Promissory Note Extension Agreement effective as of December 8, 2025 (the “First Extension”), which amended Section 1(e) of the Note to provide that the Maturity Date is the date that is twenty-four (24) months following the Offering Start Date;

WHEREAS, the Borrower has made payments on the Note of $60,635.00 on September 22, 2025 and $67,495.00 on November 24, 2025, which have been applied to principal, and interest has accrued on the Note at 4.41% per annum, being the minimum applicable federal rate in effect as of the date of the Note, as reflected in the books and records of the Borrower and the Holder;

WHEREAS, the Offering Start Date was June 27, 2024, such that the Maturity Date under the First Extension was June 27, 2026;

WHEREAS, Section 2 of the Note provides that the outstanding principal amount of the Note plus accrued interest is repayable out of the net proceeds of the Offering within fourteen (14) days after the Maturity Date, and that any balance not so repaid converts automatically into membership interests in the Borrower;

WHEREAS, Section 11 of the Note provides that the Note may be amended only by a writing signed by the Borrower and the Holder; and

WHEREAS, the Parties desire to further extend the Maturity Date and to confirm the status of the Note upon the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Extension of Maturity Date. Section 1(e) of the Note, as amended by the First Extension, is hereby amended and restated in its entirety to read as follows:

“e. “Maturity Date” shall mean June 30, 2027.”

2.	No Conversion; Waiver. The Parties acknowledge that this Agreement is being executed after June 27, 2026 and agree that it is effective as of the Effective Date. The Parties agree that no conversion of any portion of the Note into membership interests in the Borrower under Section 2 or Section 4 of the Note has occurred or shall be deemed to have occurred by reason of the passage of the Maturity Date under the First Extension, and the Holder waives any right to such conversion arising before the Maturity Date as extended hereby. All prior Events of Default, if any, are hereby waived, no default or penalty interest has accrued, and no Event of Default exists or is continuing as of the date of this Agreement.

3.	Outstanding Balance; Interest. The Parties acknowledge and agree that, as of June 30, 2026, the outstanding principal balance of the Note was $209,721.00 and accrued and unpaid interest was $48,000.77, for a total outstanding balance of $257,721.77. Interest accrues on the Note monthly at 4.41% per annum on the outstanding balance of principal and accrued interest, consistent with the manner in which interest has been computed and recorded by the Parties since the date of the Note, and the Parties confirm that method. No additional interest, fee, or other consideration is payable in connection with this extension.

4.	Repayment; Conversion at Extended Maturity. Section 2 of the Note continues to apply with respect to the Maturity Date as extended hereby. For the avoidance of doubt, the Borrower may prepay the Note in whole or in part at any time without premium or penalty in accordance with Section 3 of the Note.

5.	Series Separateness. Nothing in this Agreement modifies Section 12 or Section 13 of the Note. The obligations under the Note, as amended hereby, remain unsecured obligations of the Borrower enforceable solely against the assets of the Borrower and not against the assets of Neptune REM, LLC or any other series thereof.

6.	Ratification. Except as expressly modified by this Agreement, all terms and provisions of the Note, as amended by the First Extension, remain unchanged and in full force and effect and are hereby ratified and confirmed. From and after the Effective Date, each reference in the Note to “this Note” shall mean the Note as amended by the First Extension and this Agreement.

7.	Disclosure. The Parties acknowledge that this Agreement will be described in, and filed as an exhibit to, the offering statement of Neptune REM, LLC on Form 1-A (File No. 024-12356), as amended, and in the periodic reports of Neptune REM, LLC under Regulation A, and each Party consents to that disclosure.

8.	Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of Delaware. This Agreement may be executed in counterparts (including by PDF, facsimile, or an electronic signature service such as DocuSign), each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BORROWER:
NEPTUNE REM, LLC SERIES WOODY CREEK,
an individual series of Neptune REM, LLC, a Delaware series limited liability company

By: Neptune REM, LLC

By:	/s/ John Arsenault
Name: John Arsenault
Title: Manager

Date signed:	9/14/2026

HOLDER:
TERRA MINT GROUP CORP., a Wyoming corporation

By:	/s/ Chris Gerardi
Name: Chris Gerardi
Title: Chief Executive Officer

Date signed:	9/14/2026

[Signature Page to Second Promissory Note Extension Agreement (Series Woody Creek)]

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